Exhibit 5

BOSTON     CONNECTICUT     NEW JERSEY     NEW YORK     WASHINGTON, DC

DAY PITNEY LLP

ATTORNEYS AT LAW

7 Times Square, Times Square Tower

New York, NY 10036

March 23, 2012

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by Valley National Bancorp (the “Company”) relating to the Company’s no par value common stock (the “Common Stock”) and no par value preferred stock (the “Preferred Stock”), each of which may be issued on a delayed or continuous basis from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”). The Common Stock and Preferred Stock are sometimes referred to herein as the “Securities”.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

1. Common Stock. When the Registration Statement has become effective under the Act, when the terms of the Common Stock and of its issuance and sale has been duly established in conformity with the Company’s certificate of incorporation and when the Common Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Stock will be validly issued, fully paid and non-assessable.

2. Preferred Stock. When the Registration Statement has become effective under the Act, when the terms of the Preferred Stock and of its issuance and sale has been duly established in conformity with the Company’s certificate of incorporation, when an appropriate certificate of designations with respect to the Preferred Stock has been duly filed with the Department of Treasury of the State of New Jersey and when the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or

Valley National Bancorp

March 23, 2012

instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the law of the State of New Jersey. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

Day Pitney LLP